ISCO International Announces Clarity Public Safety Solution

ELK GROVE VILLAGE, IL -- 06/26/2008 -- ISCO International, Inc. (AMEX: ISO), a leading wireless communication solutions provider, announced today its Clarity Public Safety solution, a comprehensive initiative to offer mobile wireless service providers and reseller partners an integrated suite of applications targeted to the public safety market. The solutions address the needs of agencies at all levels, including municipalities, states and the federal government.

ISCO International is a leading supplier of radio frequency management and interference-control solutions for the wireless telecommunications industry. Clarity, a subsidiary, specializes in the design, development and deployment of solutions for mobile devices and wireless networks.

"With ISCO's software applications, customers can take advantage of advanced Push-to-Talk over Cellular-with- location-based services that meet squarely the communications needs of public safety officials," said Gordon Reichard, Jr., ISCO president and CEO.

By deploying Clarity Public Safety solutions, mobile wireless service providers and reseller partners can offer unprecedented new services that enable Public Safety agencies, according to Reichard. Services include deployment of personnel, interoperable communications between various groups and ongoing awareness of the geographic relationship between personnel and events.

Most of the 30,000 first responder agencies in the United States use 'land mobile radio' (LMR) networks. With the rapid advancement of 3G wireless technologies, Public Safety users are seeking to supplement their existing LMR solutions with the advantages derived from 3G. Those solutions comprise lower-cost, more capable intelligent 3G handsets, better network coverage, faster packet data speeds and integrated GPS for location services. "All of this must be achieved while also assuring seamless connectivity to the large installed base of LMR," said Reichard. "Clarity Public Safety provides that solution."

The Clarity Public Safety solution uniquely combines four key components; advanced push-to-talk over Cellular (PoC), location-based services integrations using real-time maps, interoperability with LMR networks and a management portal with dispatch software.

"ISCO's solutions expand coverage to newer, more-economical devices in a low-cost way. Most important, ISCO solutions tie back to a core, critical goal of every public agency and municipality -- public safety," said Reichard.

According to Reichard, the renewed interest in public safety communication is reflected in the numbers. A recent study showed that government spending on IT applications for first responders is expected to grow to $21.3 billion by 2011. Public Safety technological growth is also supported, at least partially, by Department of Homeland Security grants and other communications initiatives sponsored by the federal government.

ISCO's Clarity Public Safety solution is available now for demonstration and is actively being tested by the Department of Homeland Security. ISCO will offer the Clarity Public Safety solution directly to 2.5G and 3G mobile wireless service providers, which include commercial cellular network operators, private cellular network operators, and MVNOs, and through alliances with Raytheon JPS Communications and others.

About ISCO International and Clarity Communication Systems

ISCO International (www.iscointl.com) is a leading wireless telecommunications solutions provider -- and global supplier of radio frequency management and interference-control systems. With its acquisition of Clarity (www.claritycsi.com) in January 2008, it brings to the wireless market a suite of highly differentiated solutions for mobile operators, network infrastructure providers and other resellers of wireless products and software solutions. ISCO solutions include adaptive interference management and radio frequency spectrum conditioning for all wireless technologies, and the latest integrated software solutions for public safety and enterprise customers.

Contact:

Ed Bergstraesser
845/876-8880
845/546-8300 cell